    NORDSTROM ANNOUNCES NON-RECURRING CHARGES AND THIRD QUARTER EARNINGS
                                EXPECTATIONS




   SEATTLE, Wash. - Oct. 11, 2000 - Nordstrom Inc. (NYSE: JWN) announced today that several non-recurring charges and lower-than-anticipated operating results will affect third quarter 2000 earnings.
   The non-recurring pre-tax charges include an impairment charge estimated between $18 to $20 million related to its 1998 investment in Streamline.com, Inc.; an estimated $13 million in severance costs associated with senior management restructuring during the third quarter of 2000; and a charge of $10 million for the write-off of certain information technology investments unrelated to the company's strategic systems initiative launched in February 2000. Of the total $41 to $43 million in non-recurring charges, over $30 million are non-cash items. The non-recurring charges collectively are expected to impact third quarter 2000 results by $0.19 to $0.20 per share.
   The impairment charge recognizes the decline in the value of the company's investment in Streamline.com, Inc. The precise amount of the charge will be determined by the market value of the investment on Oct. 31, 2000. The company previously recognized a charge of $10.5 million in the second quarter of 2000 related to its investment in Streamline.com, Inc., and expects the investment to be valued on Nordstrom's books at approximately $2 million following the anticipated charge.
   Additionally, lower-than-anticipated sales, above-plan markdowns and miscellaneous general and administrative expenses, are expected to lower operating results by $0.04 to $0.07 per share. Those anticipated results and the non-recurring charges would reduce earnings by $0.23 to $0.27 per share relative to the current First Call consensus estimate of $0.25.

   "Most of the factors reducing our third quarter results are not related to day-to-day operations," said Blake Nordstrom, president of Nordstrom, Inc. "Given recent changes in management, we are currently undertaking a thorough review of our business, listening to feedback from our customers and employees, and focusing on strong execution during the upcoming holiday season."
   Nordstrom expects to report results for its fiscal third quarter, ending Oct. 31, 2000, after the close of market on Wednesday, Nov. 15, 2000. A conference call is planned for 1:30 p.m. (Pacific Standard Time) that day. The conference call may be heard over the internet by accessing Nordstrom's web site at www.NORDSTROM.com, then clicking on the "About Us" and "Investor Relations" options. A replay of the call will be available on Nordstrom's web site for several days thereafter.
   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 116 stores located in 23 states, including 76 full-line stores, 34 Nordstrom Racks, three Faconnable boutiques, two free-standing shoe stores, and one clearance store. The company also serves customers online at NORDSTROM.com and NORDSTROMshoes.com, as well as through its direct mail catalogs.

   Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially depending upon a variety of factors including, but not limited to, the company's ability to source and manage appropriate inventory, predict fashion trends and consumer apparel buying patterns, and control costs and expenses; weather conditions; hazards of nature such as earthquakes and floods; trends in personal bankruptcies and bad debt write-offs; completion of severance arrangements and employee relations; the company's ability to continue its expansion plans; and the impact of economic and competitive market forces. The company's SEC reports may contain other information on these and other factors which could affect our financial results and cause actual results to differ from any forward-looking information we may provide.


                           Page 2 of 2